UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CITIUS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

Citius Pharmaceuticals, Inc., will send to certain of its stockholders of record as of April 7, 2021 a letter related to Proposal 1 as described in the Definitive Proxy Statement for its Special Meeting of Stockholders, to be reconvened on June 21, 2021 at 8:00 a.m. Eastern Time. A copy of the Definitive Proxy Statement was filed with the Securities and Exchange Commission on April 12, 2021. A copy of the letter is set forth below.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE DEFINITIVE PROXY STATEMENT.

Citius Pharmaceuticals Management and Board of Directors Recommend that All Stockholders
Vote “FOR” the Increase in Authorized Shares

Dear Fellow Stockholders:

The purpose of this letter is to urge stockholders who have not yet voted on the proxy proposal to increase the number of Citius Pharmaceutical, Inc. authorized shares to please vote “FOR” the proposal immediately. Your vote is critically important to the future of Citius.  If you previously voted “FOR” the proposal, no further action is needed. If you previously voted “AGAINST" the proposal or to “ABSTAIN,” we urge you to change your vote now to “FOR” the proposal, following the enclosed voting instructions.  The adjournment of our special meeting to June 21, 2021 provides additional time for us to secure the votes needed to pass this proposal. To ensure your vote is counted before the meeting, we strongly encourage you to vote online.

The required threshold for this proposal is a majority of shares outstanding as of the record date.  As of May 26, 2021, votes representing approximately 53.1% of the shares outstanding as of the record date had been cast, with 78.9% of the shares actually voted in support of the proposal.  However, this represented only 41.9% of total shares outstanding as of the record date. In order for the proposal to pass, we needed approximately 11 million additional “FOR” votes to meet the majority of total shares outstanding threshold.

We believe that the availability of additional authorized shares of common stock will provide us with the flexibility necessary to issue common stock for a variety of general corporate purposes as the Company may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, licensing agreements or acquisitions. With our bold entry into cellular medicine, we believe the flexibility in our financial resources will be integral to optimizing our interests and building long-term shareholder value. Currently, we have approximately eight million authorized shares that remain available for issuance, which we believe will be insufficient to provide that flexibility. While we continue to believe our current cash and cash equivalents are sufficient to fund our operations into the first quarter of 2023, we believe pursuing the authorized shares increase now represents a prudent and appropriate strategic decision to further fuel the growth of the Company.  The Board has not authorized the Company to take any action with respect to the shares that would be authorized under this proposal, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the Amendment.

The Company has retained a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support.  If you would like to discuss the proposal or have any questions regarding how to vote, you may contact Christopher Rice of Morrow Sodali LLC by phone at (203) 561 - 6945 or by email at c.rice@morrowsodali.com. Included with this letter are voting instructions containing your control number. We strongly encourage you to vote “FOR” Proposal 1 by casting your vote online at www.ProxyVote.com prior to June 21, 2021 so that it may be counted before the meeting.

Thank you for your support of Citius Pharmaceuticals, Inc.

Sincerely,
Myron Holubiak
President and CEO

Investor Relations for Citius Pharmaceuticals:

Andrew Scott

Vice President, Special Projects

T: 908-967-6677 x105

E: ascott@citiuspharma.com

Ilanit Allen

Vice President, Corporate Communications and Investor Relations

T: 908-967-6677 x113

E: iallen@citiuspharma.com

2